UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 15, 2005

Angeion Corporation

(Exact name of registrant as specified in its charter)

Minnesota

(State or other jurisdiction of incorporation)

001-13543	41-1579150
(Commission File Number)	(IRS Employer Identification No.)

350 Oak Grove Parkway
Saint Paul, Minnesota	55127-8599
(Address of principal executive offices)	(Zip Code)

(651) 484-4874

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3                                             Securities and Trading Markets

Item 3.01                                             Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard: Transfer of Listing

In a letter dated August 15, 2005, the Nasdaq Listing Qualifications Department staff advised Angeion that it was not in compliance with Nasdaq listing requirements and that Angeion’s common stock would be delisted from the Nasdaq Stock Market on August 24, 2005 unless the Company requests a hearing in accordance with Nasdaq Marketplace Rules.

Specifically, Nasdaq advised Angeion that it was not in compliance with the independent director requirement of Nasdaq Marketplace Rule 4350(c)(1), the Audit Committee requirements of Rule 4350(d)(2), the director nomination requirements in Rule 4350(c)(3), and the compensation of executive officer requirement set forth in Rule 4350(c)(4).

On or prior to August 22, 2005, Angeion intends to request a hearing before a Nasdaq Listing Qualifications Panel to review the staff determination.  This will delay the delisting until after the hearing, which Angeion expects to be scheduled sometime in September or October 2005.  There can be no assurance that the Panel will grant Angeion’s request for continued listing.

Angeion believes that, apart from the hearing, it may achieve compliance with these Nasdaq Marketplace rules by adding a fifth director to its Board of Directors, if the added director is “independent” within the meaning of Nasdaq Rule 4200(a)(15).  Angeion has established a nominating committee consisting of the two independent directors, Arnold A. Angeloni and John C. Penn, who are in the process of reviewing candidates to enable Angeion to comply with the Nasdaq requirements.

Angeion currently has four directors, two of whom are independent, one of whom is the Chief Executive Officer of the Company and, as discussed below, one of whom may exercise special voting rights to elect a majority of the Angeion board until January 1, 2006.

In June 2002, Angeion filed for Bankruptcy Protection under Chapter 11 of the United States Bankruptcy Code.  On October 24, 2002, the United States Bankruptcy Court for the District of Minnesota entered an order confirming the Company’s Joint Modified Plan of Reorganization dated September 4, 2002 (“Plan of Reorganization”), which became effective on October 25, 2002.

Pursuant to the Plan of Reorganization, the Company adopted Amended and Restated Articles of Incorporation that provided that the Creditors’ Committee that was formed in connection with the Plan of Reorganization has the right to appoint and elect at any time, up to four directors.  This right is equivalent to the Creditors’ Committee owning or having power to vote more that 50% of the Company’s voting power for the election of directors.  In connection with the effective date of Angeion’s Plan of Reorganization in October 2002, the former Noteholders of Angeion were issued approximately 95% of the common stock of Angeion.

This right to designate a majority of the board will terminate on the earlier of (i) January 1, 2006 or (ii) the date that the Company and the Creditors’ Committee determine that the former holders of the Company’s Senior Convertible Notes collectively own less than 40% of the Company’s common stock outstanding.  Jeffrey T. Schmitz is the current designee of the Creditors’ Committee.

Angeion disclosed these control rights in connection with SEC filings in October 2002 and has continued to disclose this information in its subsequent Proxy Statements, including the most recent Proxy Statement for its July 21, 2005 Annual Meeting of Shareholders.

Because of the existence of this right, the Company has disclosed in its Proxy Statement that it was only electing four directors so that there could be three additional directors designated by the Unsecured Creditor’s Committee if it chose to exercise its right.  Notwithstanding the fact that this right continues, in its August 15, 2005 letter, Nasdaq advised the Company that it did not believe the Company was a “controlled company” and therefore Angeion failed to comply with the majority independent director, nominations and executive compensation requirements of Nasdaq Marketplace rules.  In light of the rights of the Creditors’ Committee, Angeion also delayed adding a third member to its audit committee until the rights terminated.  Nasdaq found that Angeion was in violation of this requirement as well.

Section 9                                               Financial Statements and Exhibits

Item 9.01                Financial Statements and Exhibits

(a)                                  Financial statements:  None

(b)                                 Pro forma financial information:  None

(c)                                  Exhibits:

Exhibit 99.1 Press Release dated August 18, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANGEION CORPORATION

Dated: August 19, 2005	By	/s/ Rodney A. Young
Rodney A. Young
President and Chief Executive Officer